As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________________
Green Brick Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-5952523
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5501 Headquarters Drive, Suite 300W Plano, Texas 75024
(Address of Principal Executive Offices) (Zip Code)
Green Brick Partners, Inc. 2024 Omnibus Incentive Plan
(Full title of the plan)
______________________________
James R. Brickman
Chief Executive Officer
5501 Headquarters Drive, Suite 300W
Plano, Texas 75024
(Name and address of agent for service)
(469) 573-6755
(Telephone number, including area code, of agent for service)

Copy to:
Kara L. MacCullough, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

On June 11, 2024, the Company’s stockholders approved the Green Brick Partners, Inc. 2024 Omnibus Incentive Plan. This Registration Statement on Form S-8 registers 2,750,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the 2024 Omnibus Incentive Plan.
PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Green Brick Partners, Inc. 2024 Omnibus Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by Green Brick Partners, Inc.(“Green Brick” or the “Company”) are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 001-33530)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders filed with the Commission on April 29, 2024 that are incorporated by reference therein)	Year ended December 31, 2023
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2024 and June 30, 2024
Current Reports on Form 8-K	February 5, 2024, February 15, 2024, May 1, 2024 (Item 8.01 only) and June 12, 2024
Description of Green Brick’s common stock, and any amendment or report filed for the purpose of updating such description	Contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 21, 2021
All subsequent documents filed by Green Brick under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
The charter of Green Brick authorizes the corporation to indemnify to the maximum extent permitted under Delaware law, its present or former directors, officers, employees or agents or any individual who, while a director, officer, employee or agent of Green Brick serves at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, nonprofit entity or employee benefit plan. The Charter also provides for the limitation of liability set forth in Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.
The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.
The Company’s employment agreements with its executive officers includes a provision indemnifying such officers to the fullest extent permitted by law in connection with their service as an officer of the Company. Such indemnification is in addition to and not in lieu of other indemnification rights.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Green Brick pursuant to the foregoing provisions, Green Brick has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 31, 2014).
4.2
Amended and Restated Bylaws of Green Brick Partners, Inc. effective as of January 27, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 27, 2022).

4.3
Certificate of Designation of 5.75% Series A Cumulative Perpetual Preferred Stock of Green Brick Partners, Inc. (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed December 23, 2021).

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the common stock being registered.
10.4A	Green Brick Partners, Inc. 2024 Omnibus Incentive Plan.
23.1	Consent of RSM US LLP.
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Green Brick (set forth on the signature page of this Registration Statement).
107	Filing Fee Table

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on July 31, 2024.

GREEN BRICK PARTNERS, INC.
/s/ James R. Brickman
By: James R. Brickman
Its: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Brickman and Richard A. Costello as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James R. Brickman	Chief Executive Officer and Director	July 31, 2024
James R. Brickman	(Principal Executive Officer)

/s/ David Einhorn	Chairman of the Board of Directors	July 31, 2024
David Einhorn

/s/ Elizabeth K. Blake	Director	July 31, 2024
Elizabeth K. Blake

/s/ Harry Brandler	Director	July 31, 2024
Harry Brandler

/s/ Richard A. Costello	Chief Financial Officer	July 31, 2024
Richard A. Costello	(Principal Financial Officer)

/s/ Lila Manassa Murphy	Director	July 31, 2024
Lila Manassa Murphy

/s/ Kathleen Olsen	Director	July 31, 2024
Kathleen Olsen

/s/ Richard Press	Director	July 31, 2024
Richard Press

5